Exhibit 1.01

CONFLICT MINERALS REPORT

INTEL CORPORATION

IN ACCORD WITH RULE 13P-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934

This Conflict Minerals Report (Report) of Intel Corporation (Intel or we) for the year ended December 31, 2015 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the Rule). Numerous terms in this Report are defined in the Rule and our Specialized Disclosure Report on Form SD and the reader is referred to those sources and to SEC Release No. 34-67716 issued by the Securities and Exchange Commission on August 22, 2012 for such definitions.

Pursuant to the Rule, we undertook due diligence measures on the source and chain of custody of the conflict minerals necessary to the functionality or production of our products which we had reason to believe may have originated from the Democratic Republic of the Congo (DRC) or an adjoining country (collectively defined as the “Covered Countries”) and which may not have come from recycled or scrap sources, to determine whether such products were “DRC conflict free.” In this Report, we also refer to suppliers, supply chains, smelters and refiners as “conflict-free” if their sources of conflict minerals did not or do not directly or indirectly finance or benefit armed groups in the Covered Countries.

We completed our acquisition of Altera Corporation (Altera) on December 28, 2015, and Altera® products are included within the scope of this Report. The due diligence measures conducted by Altera, prior to the completion of the acquisition, on the source and chain of custody of the necessary conflict minerals in its products are included in “Description of Due Diligence Measures Performed” below, and the results of these measures are included in “Results of Our Due Diligence Measures” below. Given that the completion of the acquisition occurred very late in 2015, Intel did not have the opportunity to integrate Altera’s conflict minerals program during the reporting period. As of the date of this Report, Altera’s conflict minerals program is in the process of being integrated into our conflict minerals program, which is described in “Design of Conflict Minerals Program” below.

Design of Conflict Minerals Program

The design of Intel’s conflict minerals program is in conformity with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”), specifically as it relates to our position in the minerals supply chain as a “downstream” purchaser. Summarized below are the design components of our conflict minerals program as they relate to the five-step framework from the OECD Guidance:

1.	Maintain strong company management systems:

•	Conflict Minerals Sourcing Policy: Maintain a supply chain policy for conflict minerals originating from the Democratic Republic of the Congo and adjoining countries that includes our commitment to exercise due diligence consistent with the OECD Guidance. That policy is included in our Form SD and available at www.intel.com/conflictfree.

•	Internal Conflict Minerals team: Operate an internal “Conflict Minerals” team led by our Global Supply Management organization to implement our Conflict Minerals Sourcing Policy. We regularly review such implementation efforts with our Chief Executive Officer (CEO) and senior management of our Technology and Manufacturing Group (TMG).

•	Supply chain control system: Employ a supply chain system of controls and transparency through the use of due diligence tools such as the Conflict Minerals Reporting Template (CMRT), a supply chain survey designed by the Conflict-Free Sourcing Initiative (CFSI) to identify the smelters and refiners that process the necessary conflict minerals contained in a company’s products and the country of origin of those conflict minerals. We employ a database to assess due diligence information and maintain records relating to our conflict minerals program for at least five years, in accordance with our record retention guidelines.

•	Supplier engagement: Feature requirements related to conflict minerals in our standard template for supplier contracts and specifications so that current and future suppliers are obligated to comply with our policies on conflict minerals, including participation in a supply chain survey and related due diligence activities. We communicate our Conflict Minerals Sourcing Policy and contractual requirements to relevant suppliers annually.

•	Company grievance mechanism: Enable employees, suppliers and other stakeholders to report any concerns relating to our conflict minerals program through our online corporate responsibility reporting and grievance mechanism found on our conflict-free website (www.intel.com/conflictfree).

2.	Identify and assess risks in our supply chain:

•	Identify smelters/refiners in our supply chain: Identify direct suppliers that supply products to Intel that may contribute necessary conflict minerals to our products. Conduct an annual supply chain survey requesting those direct suppliers to provide a conflict minerals declaration, using the CMRT, designed to identify the conflict minerals contained in the products they supply to Intel, the smelters and refiners that processed those conflict minerals and the country of origin of those conflict minerals. We evaluate the completeness and accuracy of the suppliers’ survey responses and contact suppliers whose survey response we identified contained incomplete or potentially inaccurate information in order to seek additional clarifying information.

•	Identify the scope of the risk assessment: Our risk assessment is designed to identify risks in our supply chain, including direct suppliers that do not meet our contractual requirements related to conflict minerals, and smelters and refiners that have not received a “conflict-free” designation from an independent third party audit program or that we have reason to believe may source conflict minerals from the Covered Countries.

•	Assess due diligence practices of smelters and refiners: Compare smelters and refiners identified by the supply chain survey against the list of facilities that have received a “conflict-free” designation from the CFSP or other independent third party audit program such as the London Bullion Market Association’s Responsible Gold Programme and the Responsible Jewellery Council’s Chain-of-Custody Certification program. If a smelter or refiner in our supply chain is not listed as having received a “conflict-free” designation, we attempt to contact such facility to request country of origin information for the conflict minerals that it processed. We document country of origin information for the smelters and refiners identified by the supply chain survey as provided from multiple sources including the supply chain survey, independent third party audit programs and directly from smelters and refiners that Intel contacts.

•	Carry out spot checks of smelters and refiners: Conduct spot checks of smelter and refiner due diligence practices by attempting to visit those facilities that had not received a “conflict-free” designation and which allowed our visit. Our smelter and refiner visits are designed to assess their due diligence practices and encourage and assist their participation in an independent third party audit program, such as the CFSP.

3.	Execute a strategy to respond to identified risks:

•	Report findings to senior management: Provide progress reports to our CEO and TMG senior management summarizing information gathered during our annual supply chain survey, results from the risk assessment process and status of our risk mitigation efforts.

•	Devise and adopt a risk management plan: Maintain a risk management plan that includes due diligence reviews of suppliers, smelters and refiners that may be sourcing or processing conflict minerals from the Covered Countries which may not be from recycled or scrap sources. Our due diligence measures are significantly based on multi-industry due diligence initiatives to evaluate the procurement practices of the smelters and refiners that process and provide those conflict minerals to our supply chain.

•	Implement a risk management plan: Perform risk mitigation efforts to bring suppliers into conformity with our Conflict Minerals Sourcing Policy and contractual requirements, which efforts may include working with direct suppliers to consider an alternative source for the necessary conflict minerals. Attempt to contact smelter and refiner facilities that have not received a “conflict-free” designation from an independent third party audit program to encourage their participation in such a program, assess their due diligence practices and request country of origin and chain of custody information.

•	Ongoing risk monitoring: Monitor and track suppliers, smelters and refiners identified as not meeting the requirements set forth in our Conflict Minerals Sourcing Policy or contractual requirements to determine their progress in meeting those requirements.

4.	Support the development and implementation of independent third party audits of smelters’ and refiners’ sourcing:

•	Support development and implementation of due diligence practices and tools such as the CMRT through our leadership in the CFSI’s Steering Committee and participation within CFSI sub-teams.

•	Support development and implementation of the CFSP by defining the terms of the CFSP audit protocol in conjunction with CFSI member companies and other industry groups.

•	Support independent third party audits of smelters and refiners by programs such as the CFSP through our membership in and financial support of the CFSI (unique member code INTC).

5.	Report on supply chain due diligence:

•	Publicly communicate our Conflict Minerals Sourcing Policy on our company website at www.intel.com/conflictfree.

•	Report annually on our supply chain due diligence activities in our white paper titled “Intel’s Efforts to Achieve a ‘Conflict Free’ Supply Chain” and Corporate Social Responsibility Report available on our company website at www.intel.com/conflictfree.

•	As required by the Rule, we obtain an independent private sector audit of applicable sections of this Report and file a Form SD with the SEC. This information is publicly available on our company website at www.intel.com/conflictfree.

The content of any website referred to in this Report is included for general information only and is not incorporated by reference in this Report.

Description of Due Diligence Measures Performed

Below is a description of the measures performed for this reporting period to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products which we had reason to believe may have originated from the Covered Countries and may not have come from recycled or scrap sources:

•	Conducted a supply chain survey of suppliers which we identified may be supplying Intel (including suppliers for Altera® products) with products that contain necessary conflict minerals using the CFSI’s CMRT, requesting country of origin information regarding the necessary conflict minerals and identification of smelters and refiners that process such minerals.

•	Contacted surveyed suppliers on responses to supply chain surveys that we identified contained incomplete or potentially inaccurate information to seek additional clarifying information.

•	Received responses to the supply chain survey request from 100% of our surveyed suppliers.

•	Compared smelters and refiners identified by surveyed suppliers against the list of facilities that have received a “conflict-free” designation from the CFSP or other independent third party audit program.

•	Monitored and tracked surveyed suppliers, and smelters and refiners identified by surveyed suppliers, which we identified as not meeting the applicable conflict minerals policy or contractual requirements, to determine their progress in meeting those requirements.

•	Performed risk mitigation efforts with surveyed suppliers we identified to be not in conformity with the applicable conflict minerals policy or contractual requirements by working with them to bring them into compliance.

•	In 2015, Intel visited 19 smelters and refiners that had not received a “conflict-free” designation to collect country of origin information and encourage and assist their participation in the CFSP or other independent third party audit program.

•	Intel provided 12 progress reports to Intel TMG senior management and three progress reports to Intel’s CEO. Altera provided four progress reports to Altera’s Senior Vice President of Operations and Altera’s Chief Financial Officer. These progress reports summarized the status of the applicable conflict minerals program.

•	As required by the Rule, obtained an independent private sector audit of applicable sections of this Report, which is set forth as Exhibit A to this Report.

Results of our Due Diligence Measures

Inherent Limitations on Due Diligence Measures

As a downstream purchaser of products which contain conflict minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by independent third party audit programs. Such sources of information, as well as our smelters and refiner facility visits, may yield inaccurate or incomplete information and may be subject to fraud.

Another complicating factor is the unavailability of country of origin and chain of custody information from our suppliers on a continuous, real-time basis. Under the Dodd-Frank Act and the Rule, a product is “DRC conflict free” if it meets the required standard every day of the reporting year; conversely, a product would “not be found to be DRC conflict free” if it does not meet the required standard even one day of the reporting year. The supply chain of commodities such as conflict minerals is a multi-step process operating more or less on a daily basis, with ore being delivered to smelters and refiners, with smelters and refiners smelting or refining ores into metal containing derivatives such as ingots, with the derivatives being shipped, sold and stored in numerous market locations around the world and with distributors and purchasers holding varying amounts of the derivatives in inventory for use. Since we do not have direct contractual relationships with smelters and refiners, we rely on our direct suppliers and the entire supply chain to gather and provide specific information about the date when the ore is smelted into a derivative and later shipped, stored, sold and first entered the stream of commerce. We directly seek sourcing data on a periodic basis from our direct suppliers as well as certain smelters and refiners. We ask that the data cover the entire reporting year, and we seek to use contract provisions requiring the suppliers to promptly update us in the event that the sourcing data changes.

Results of Reasonable Country of Origin Inquiry Efforts

For 2015, Intel and Altera conducted supply chain surveys of our direct suppliers that we identified may contribute necessary conflict minerals to our products, referred to as surveyed suppliers, using the CMRT. Intel and Altera surveyed 274 direct suppliers, composed of 252 direct Intel suppliers and 22 direct Altera suppliers. In some cases, Intel and Altera surveyed the same suppliers, and these suppliers’ responses were reviewed independently by Intel and Altera.

The results of our supply chain surveys and conclusion of our reasonable country of origin inquiry are as follows:

•	100% of Intel and Altera surveyed suppliers provided a response to each company’s supply chain survey request. This 100% response rate compares favorably to the response rates in 2014 for Intel and Altera, which were 99% and 100%, respectively.

•	The surveyed suppliers identified 273 operational smelter and refiner facilities which may process the necessary conflict minerals contained in the products provided to us.

•	We know or have reason to believe that a portion of the conflict minerals processed by 36 of these 273 smelters and refiners may have originated in the Covered Countries and may not be solely from recycled or scrap sources.

Supplier Due Diligence Results

Intel and Altera evaluated the accuracy and completeness of survey responses. We identified 76 surveyed suppliers whose survey response contained incomplete or potentially inaccurate information. We used various methods to identify the incomplete or inaccurate information in the surveyed supplier’s response including verification checks conducted by third party software, a third party provider or by members of the applicable internal conflict minerals team. When an incomplete or inaccurate response was identified, we contacted the applicable surveyed supplier, identified the incomplete or inaccurate information and requested that the surveyed supplier correct the incomplete or potentially inaccurate information and provide an updated response. Nearly all of these 76 surveyed suppliers (75 out of 76) provided an updated CMRT which we determined, using the same evaluation criteria, to be complete and accurate.

Upon receiving a survey response identified to be complete and accurate, Intel and Altera separately evaluated each response for conformity with applicable conflict minerals policy or contractual requirements. We identified surveyed suppliers which were not fully compliant with all applicable requirements and monitored and tracked these suppliers’

progress in meeting the applicable requirements. We performed risk mitigation efforts by contacting each supplier, identifying actions items which we requested the supplier complete, and asking the supplier to provide an updated CMRT. Our risk mitigation efforts are specifically related to meeting the applicable conflict minerals sourcing policy or contractual requirements, with the goal of bringing each surveyed supplier into compliance with such requirements.

Smelter and Refiner Due Diligence Results

Intel and Altera conducted due diligence on the smelters and refiners which the surveyed suppliers identified may process the necessary conflict minerals contained in the products they provided to Intel or Altera. Our due diligence activities are dominated by a continual process to determine and monitor whether the identified smelters and refiners are operational and therefore may contribute necessary conflict minerals to our final products, and whether they have received a “conflict-free” designation or have begun participating in an independent third party audit program such as the CFSP. If a smelter or refiner in Intel’s supply chain was not listed as having received a “conflict-free” designation, Intel proactively attempted to contact such facility to request country of origin information for the conflict minerals that it processed as well as to encourage and assist their participation in the CFSP or other independent third party audit program.

In addition, in 2015, Intel visited 19 smelter and refiner facilities. 12 of these 19 smelter and refiner facilities later participated in and received a “conflict-free” designation from the CFSP. Of the 7 remaining facilities which have not yet received a “conflict-free” designation, Intel was able to receive sufficient information during a facility visit to determine the conflict minerals processed in all of these facilities either did not originate from the Covered Countries or did solely originate from recycled or scrap sources. In addition since our facility visit, 4 these 7 facilities have begun participating in the CFSP but have not yet received a conflict-free designation.

The surveyed suppliers identified an aggregate of 273 operational smelter and refiner facilities which may process the necessary conflict minerals contained in the products these surveyed suppliers provided to either Intel or Altera. Of those facilities, as of May 1, 2016:

•	213 have received a “conflict-free” designation from an independent third party audit program, and all tantalum smelters have received a “conflict-free” designation from the CFSP;

•	30 have not received a “conflict-free” designation but have begun participating in an independent third party audit program; and

•	the remaining 30 facilities have not begun participating in an independent third party audit program.

We were unable to ascertain the country of origin and/or chain of custody of all necessary conflict minerals processed by all of these 273 facilities because, for this reporting period, certain smelter and refiner facilities (1) had not yet received a “conflict-free” designation from an independent third party audit program, (2) provided country of origin or chain of custody information that we determined was insufficient or incomplete, (3) were unwilling to allow us to visit the facility to conduct an on-site review of such information, (4) did not respond to our requests for country of origin or chain of custody information, or (5) did not have contact details available to establish communication to request country of origin or chain of custody information.

Nonetheless, as a result of our due diligence activities summarized above, we determined the following:

•	All 36 smelters and refiners which we know or have reason to believe may source conflict minerals from the Covered Countries which may not be solely from recycled or scrap sources have received a “conflict-free” designation from the CFSP, an independent third party audit program.

•	We have no reason to believe that any of the 273 smelter and refiner facilities directly or indirectly finance or benefit armed groups in the Covered Countries.

The charts below summarize, as of May 1, 2016, the participation status of operational smelter and refiner facilities, identified by the surveyed suppliers, in an independent third party audit program. The charts indicate the numbers of such smelter and refiner facilities that:

(i)	have received a “conflict-free” designation from an independent third party audit program (referred to as “Compliant”),

(ii)	have begun participating in an independent third party audit program (referred to as “Active”), or

(iii)	have not begun participating in an independent third party audit program (referred to as “Not Active”).

Independent Third Party Audit Program Status of Identified Smelters and Refiners

Additional information regarding the smelter and refiner facilities is available in Table 1 below.

Products

For this reporting period, we identified the following products which we manufactured or contracted with others to manufacture that may contain necessary conflict minerals (defined as any tantalum, tin, tungsten or gold that is necessary to the functionality or production of our products):

•	“Client Microprocessors and Chipsets”: Desktop, mobile and embedded microprocessors and associated chipsets that are solely manufactured by Intel. Microprocessors in this product category consist of the following: Celeron®, Pentium®, Intel® Core™ M, Intel® Core i3™, Intel® Core™ i5, Intel® Core™ i7, Intel® Quark™, and Intel® Atom™ processors (except Intel® Atom™ processors for servers, storage and communications).

•	“Server Microprocessors and Chipsets Solely Manufactured by Intel”: Server microprocessors that contain integrated circuits (ICs) solely manufactured by Intel and associated chipsets. Microprocessors in this product category consist of the following: Intel® Xeon Processor E3™ Family, Intel® Xeon Processor E5™ Family, Intel® Xeon Processor D™ Family, and Intel® Atom™ processors for servers and storage.

•	“All Other Products”: All other Intel® products that may contain necessary conflict minerals that we manufactured or contracted with others to manufacture, which products are comprised of the following:

•	Other Server Products: Enterprise branded microprocessors, motherboards, server and micro-server systems which contain IC components purchased by Intel including Intel® Xeon Phi™, Intel® Xeon® Processor E7™ Family, and Itanium®.

•	Networking, Wireless and Mobile Communication Products: Ethernet network adapters, controllers and wireless products which enable the computers and networks to exchange data including Thunderbolt™ technology, Intel® Centrino® technology, Intel® WiMAX, Intel® WiFi products and Intel® XMM™ slim modems.

•	Boards and Other Components: Printed circuit boards and other components including Intel® Galileo boards, Intel® Edison boards, Intel® Curie™ boards, and Intel® NUC (next unit of computing) and Intel® Compute Stick

•	Storage Products: Memory products including Intel® Solid-State Drives (Intel® SSDs)

•	Altera® Products: Altera® Stratix™, Arria™ and Cyclone™ field programmable gate arrays (FPGAs); MAX™ complex programmable logic devices (CPLDs); and Altera® Enpirion™ power solutions.

Product Determination

On the basis of our due diligence measures as described in this Report, we have made the following product determinations in good faith for this reporting period.

DRC Conflict Free

Our Client Microprocessors and Chipsets products and Server Microprocessors and Chipsets Solely Manufactured by Intel products are DRC conflict free. Our surveyed suppliers have identified the smelters and refiners in the supply chain that are sources of the necessary conflict minerals for these products. All of these smelters and refiners identified by our surveyed suppliers which contribute necessary conflict minerals to these products have received a “conflict-free” designation from the CFSP or other independent third party audit program which resulted in our reasonable determination that these products are DRC conflict free.

Insufficient Information to Determine Whether All Other Products are DRC Conflict Free

We do not have sufficient information from suppliers or other sources regarding all of the smelters and refiners that processed the necessary conflict minerals in All Other Products to conclude whether those conflict minerals originated in the Covered Countries and, if so, whether those conflict minerals were from recycled or scrap sources or other conflict-free sources. While we have no reason to believe the conflict minerals in our All Other Products directly or indirectly benefit armed groups in the Covered Countries based on our due diligence measures performed, we cannot describe these products as DRC conflict free under the federal securities laws. Our efforts to determine the mine or location of origin of the necessary conflict minerals in our All Other Products with the greatest possible specificity consisted of the due diligence measures described in this Report. In particular, because independent third party audit programs validate whether sufficient evidence exists regarding country, mine and/or location of origin of the conflict minerals that the audited smelter or refiner facilities have processed, we relied on the information made available by such programs for the smelters and refiners in our supply chain.

Table 1 below lists the facilities which, to the extent known, processed the necessary conflict minerals in All Other Products.

Metal	Smelter or Refiner Facility Name†	Location of Facility†
Gold	Advanced Chemical Company	United States
Gold	Aida Chemical Industries Co., Ltd. *	Japan
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
Gold	Allgemeine Gold-und Silberscheideanstalt A.G. *	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC) *	Uzbekistan
Gold	AngloGold Ashanti Córrego do Sítio Mineração *	Brazil
Gold	Argor-Heraeus S.A. *	Switzerland
Gold	Asahi Pretec Corp. *	Japan
Gold	Asahi Refining Canada Ltd. *	Canada
Gold	Asahi Refining USA Inc. *	United States
Gold	Asaka Riken Co., Ltd. *	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG *	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines) *	Philippines
Gold	Boliden AB *	Sweden
Gold	C. Hafner GmbH + Co. KG *	Germany
Gold	Caridad	Mexico
Gold	CCR Refinery - Glencore Canada Corporation *	Canada
Gold	Cendres + Métaux S.A.	Switzerland
Gold	Chimet S.p.A. *	Italy
Gold	Chugai Mining	Japan
Gold	Daejin Indus Co., Ltd.	Republic of Korea
Gold	Daye Non-Ferrous Metals Mining Ltd. *	China
Gold	DODUCO GmbH *	Germany
Gold	Dowa *	Japan
Gold	DSC (Do Sung Corporation)	Republic of Korea
Gold	Eco-System Recycling Co., Ltd. *	Japan
Gold	Elemetal Refining, LLC *	United States
Gold	Emirates Gold DMCC *	United Arab Emirates
Gold	Faggi Enrico S.p.A.	Italy
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	China
Gold	Geib Refining Corporation	United States
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	Guangdong Jinding Gold Limited	China
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	Heimerle + Meule GmbH *	Germany
Gold	Heraeus Ltd. Hong Kong *	China
Gold	Heraeus Precious Metals GmbH & Co. KG *	Germany
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	Hwasung CJ Co., Ltd.	Republic of Korea
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd. *	China
Gold	Ishifuku Metal Industry Co., Ltd. *	Japan
Gold	Istanbul Gold Refinery *	Turkey
Gold	Japan Mint *	Japan
Gold	Jiangxi Copper Co., Ltd. *	China
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant *	Russian Federation
Gold	JSC Uralelectromed *	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd. *	Japan
Gold	Kaloti Precious Metals	United Arab Emirates
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	Kazzinc *	Kazakhstan
Gold	Kennecott Utah Copper LLC *	United States

Metal	Smelter or Refiner Facility Name†	Location of Facility†
Gold	KGHM Polska Miedź Spółka Akcyjna *	Poland
Gold	Kojima Chemicals Co., Ltd. *	Japan
Gold	Korea Zinc Co., Ltd.	Republic of Korea
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L’azurde Company For Jewelry	Saudi Arabia
Gold	Lingbao Gold Co., Ltd.	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
Gold	LS-NIKKO Copper Inc. *	Republic of Korea
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Materion *	United States
Gold	Matsuda Sangyo Co., Ltd. *	Japan
Gold	Metalor Technologies (Hong Kong) Ltd. *	China
Gold	Metalor Technologies (Singapore) Pte., Ltd. *	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A. *	Switzerland
Gold	Metalor USA Refining Corporation *	United States
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V. *	Mexico
Gold	Mitsubishi Materials Corporation *	Japan
Gold	Mitsui Mining and Smelting Co., Ltd. *	Japan
Gold	MMTC-PAMP India Pvt., Ltd. *	India
Gold	Morris and Watson	New Zealand
Gold	Moscow Special Alloys Processing Plant *	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş. *	Turkey
Gold	Navoi Mining and Metallurgical Combinat *	Uzbekistan
Gold	Nihon Material Co., Ltd. *	Japan
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH *	Austria
Gold	Ohura Precious Metal Industry Co., Ltd. *	Japan
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet) *	Russian Federation
Gold	OJSC Novosibirsk Refinery *	Russian Federation
Gold	PAMP S.A. *	Switzerland
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Prioksky Plant of Non-Ferrous Metals *	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk *	Indonesia
Gold	PX Précinox S.A. *	Switzerland
Gold	Rand Refinery (Pty) Ltd. *	South Africa
Gold	Republic Metals Corporation *	United States
Gold	Royal Canadian Mint *	Canada
Gold	Sabin Metal Corp.	United States
Gold	Samduck Precious Metals	Republic of Korea
Gold	SAMWON Metals Corp.	Republic of Korea
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	Schone Edelmetaal B.V. *	Netherlands
Gold	SEMPSA Joyería Platería S.A. *	Spain
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd. *	China
Gold	Sichuan Tianze Precious Metals Co., Ltd. *	China
Gold	Singway Technology Co., Ltd. *	Taiwan
Gold	So Accurate Group, Inc.	United States
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals *	Russian Federation
Gold	Solar Applied Materials Technology Corp. *	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd. *	Japan
Gold	T.C.A S.p.A *	Italy
Gold	Tanaka Kikinzoku Kogyo K.K. *	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd. *	China
Gold	Tokuriki Honten Co., Ltd. *	Japan
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China

Metal	Smelter or Refiner Facility Name†	Location of Facility†
Gold	Torecom	Republic of Korea
Gold	Umicore Brasil Ltda. *	Brazil
Gold	Umicore Precious Metals Thailand *	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining *	Belgium
Gold	United Precious Metal Refining, Inc. *	United States
Gold	Valcambi S.A. *	Switzerland
Gold	Western Australian Mint trading as The Perth Mint *	Australia
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamamoto Precious Metal Co., Ltd. *	Japan
Gold	Yokohama Metal Co., Ltd. *	Japan
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation *	China
Gold	Zijin Mining Group Co., Ltd. Gold Refinery *	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd. *	China
Tantalum	Conghua Tantalum and Niobium Smeltry *	China
Tantalum	D Block Metals, LLC *	United States
Tantalum	Duoluoshan *	China
Tantalum	Exotech Inc. *	United States
Tantalum	F&X Electro-Materials Ltd. *	China
Tantalum	FIR Metals & Resource Ltd. *	China
Tantalum	Global Advanced Metals Aizu *	Japan
Tantalum	Global Advanced Metals Boyertown *	United States
Tantalum	Guangdong Zhiyuan New Material Co., Ltd. *	China
Tantalum	H.C. Starck Co., Ltd. *	Thailand
Tantalum	H.C. Starck GmbH Goslar *	Germany
Tantalum	H.C. Starck GmbH Laufenburg *	Germany
Tantalum	H.C. Starck Hermsdorf GmbH *	Germany
Tantalum	H.C. Starck Inc. *	United States
Tantalum	H.C. Starck Ltd. *	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG *	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd. *	China
Tantalum	Hi-Temp Specialty Metals, Inc. *	United States
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd. *	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd. *	China
Tantalum	Jiujiang Tanbre Co., Ltd. *	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd. *	China
Tantalum	KEMET Blue Metals *	Mexico
Tantalum	KEMET Blue Powder *	United States
Tantalum	King-Tan Tantalum Industry Ltd. *	China
Tantalum	LSM Brasil S.A. *	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd. *	India
Tantalum	Mineração Taboca S.A. *	Brazil
Tantalum	Mitsui Mining & Smelting *	Japan
Tantalum	Molycorp Silmet A.S. *	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd. *	China
Tantalum	Plansee SE Liezen *	Austria
Tantalum	Plansee SE Reutte *	Austria
Tantalum	QuantumClean *	United States
Tantalum	Resind Indústria e Comércio Ltda. *	Brazil
Tantalum	RFH Tantalum Smeltry Co., Ltd. *	China
Tantalum	Solikamsk Magnesium Works OAO *	Russian Federation
Tantalum	Taki Chemicals *	Japan
Tantalum	Telex Metals *	United States
Tantalum	Tranzact, Inc. *	United States
Tantalum	Ulba Metallurgical Plant JSC *	Kazakhstan
Tantalum	XinXing HaoRong Electronic Material Co., Ltd. *	China

Metal	Smelter or Refiner Facility Name†	Location of Facility†
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd. *	China
Tantalum	Zhuzhou Cemented Carbide *	China
Tin	Alpha *	United States
Tin	An Thai Minerals Co., Ltd.	Vietnam
Tin	An Vinh Joint Stock Mineral Processing Company	Vietnam
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	China Tin Group Co., Ltd. *	China
Tin	CNMC (Guangxi) PGMA Co., Ltd.	China
Tin	Cooperativa Metalurgica de Rondônia Ltda. *	Brazil
Tin	CV Dua Sekawan	Indonesia
Tin	CV Gita Pesona *	Indonesia
Tin	CV Serumpun Sebalai *	Indonesia
Tin	CV United Smelting *	Indonesia
Tin	CV Venus Inti Perkasa *	Indonesia
Tin	Dowa *	Japan
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Vietnam
Tin	Elmet S.L.U. *	Spain
Tin	EM Vinto *	Bolivia
Tin	Estanho de Rondônia S.A.	Brazil
Tin	Fenix Metals *	Poland
Tin	Gejiu Jinye Mineral Company	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd. *	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Huichang Jinshunda Tin Co., Ltd.	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd. *	China
Tin	Magnu’s Minerais Metais e Ligas Ltda. *	Brazil
Tin	Malaysia Smelting Corporation (MSC) *	Malaysia
Tin	Melt Metais e Ligas S.A. *	Brazil
Tin	Metallic Resources, Inc. *	United States
Tin	Metallo-Chimique N.V. *	Belgium
Tin	Mineração Taboca S.A. *	Brazil
Tin	Minsur *	Peru
Tin	Mitsubishi Materials Corporation *	Japan
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	China
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Vietnam
Tin	O.M. Manufacturing (Thailand) Co., Ltd. *	Thailand
Tin	O.M. Manufacturing Philippines, Inc. *	Philippines
Tin	Operaciones Metalurgical S.A. *	Bolivia
Tin	PT Aries Kencana Sejahtera *	Indonesia
Tin	PT Artha Cipta Langgeng *	Indonesia
Tin	PT ATD Makmur Mandiri Jaya *	Indonesia
Tin	PT Babel Inti Perkasa *	Indonesia
Tin	PT Bangka Prima Tin *	Indonesia
Tin	PT Bangka Tin Industry *	Indonesia
Tin	PT Belitung Industri Sejahtera *	Indonesia
Tin	PT BilliTin Makmur Lestari *	Indonesia
Tin	PT Bukit Timah *	Indonesia
Tin	PT Cipta Persada Mulia *	Indonesia
Tin	PT DS Jaya Abadi *	Indonesia
Tin	PT Eunindo Usaha Mandiri *	Indonesia
Tin	PT Inti Stania Prima *	Indonesia
Tin	PT Justindo *	Indonesia
Tin	PT Mitra Stania Prima *	Indonesia
Tin	PT Panca Mega Persada *	Indonesia

Metal	Smelter or Refiner Facility Name†	Location of Facility†
Tin	PT Prima Timah Utama *	Indonesia
Tin	PT Refined Bangka Tin *	Indonesia
Tin	PT Sariwiguna Binasentosa *	Indonesia
Tin	PT Stanindo Inti Perkasa *	Indonesia
Tin	PT Sukses Inti Makmur *	Indonesia
Tin	PT Sumber Jaya Indah *	Indonesia
Tin	PT Timah (Persero) Tbk Kundur *	Indonesia
Tin	PT Timah (Persero) Tbk Mentok *	Indonesia
Tin	PT Tinindo Inter Nusa *	Indonesia
Tin	PT Tommy Utama *	Indonesia
Tin	PT Wahana Perkit Jaya *	Indonesia
Tin	Resind Indústria e Comércio Ltda. *	Brazil
Tin	Rui Da Hung *	Taiwan
Tin	Soft Metais Ltda. *	Brazil
Tin	Thaisarco *	Thailand
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Vietnam
Tin	VQB Mineral and Trading Group JSC *	Vietnam
Tin	White Solder Metalurgia e Mineração Ltda. *	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited *	China
Tungsten	A.L.M.T. TUNGSTEN Corp. *	Japan
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd. *	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd. *	China
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd. *	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd. *	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd. *	China
Tungsten	Ganzhou Yatai Tungsten Co., Ltd. *	China
Tungsten	Global Tungsten & Powders Corp. *	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd. *	China
Tungsten	H.C. Starck GmbH *	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG *	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd. *	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd. *	China
Tungsten	Hydrometallurg, JSC *	Russian Federation
Tungsten	Japan New Metals Co., Ltd. *	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd. *	China
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd. *	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Huntsville *	United States
Tungsten	Malipo Haiyu Tungsten Co., Ltd. *	China
Tungsten	Niagara Refining LLC *	United States
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC *	Vietnam
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd. *	Vietnam
Tungsten	Wolfram Bergbau und Hütten AG *	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd. *	China
Tungsten	Xiamen Tungsten Co., Ltd. *	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd. *	China

Based on our due diligence, the above smelter and refiner facilities process conflict minerals from one or more of the following countries of origin: Angola, Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Côte D’Ivoire, Czech Republic, Djibouti, DRC, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Kenya, Laos People’s Democratic Republic, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Mozambique, Namibia, Netherlands, Nigeria, Peru, Portugal, Republic of Korea, Republic of Congo, Russian Federation, Rwanda, Sierra Leone, Singapore, Slovakia, South Africa, Spain, South Sudan, Suriname, Switzerland, Taiwan, United Republic of Tanzania, Thailand, Uganda, United Kingdom, United States, Uruguay, Vietnam, Zambia

†	Smelter and refiner facility names and locations as reported by the CFSI as of May 1, 2016.

*	Denotes smelters and refiners which have received a “conflict-free” designation from an independent third party audit program as of May 1, 2016.

Future Due Diligence Measures

During the reporting period for the calendar year ending December 31, 2016, we are continuing to engage in the activities described above in “Design of Conflict Minerals Program.” In our efforts to attain a conflict-free supply chain for our products, we intend to continue to contact smelters and refiners identified in our supply chain survey process that have not yet received a “conflict-free” designation and request their participation in the CFSP or other independent third party audit program in order for them to obtain such a “conflict-free” designation. Altera’s conflict minerals program will be integrated into Intel’s conflict minerals program in calendar year 2016.

Independent Private Sector Audit of this Report

We obtained an independent private sector audit of this Report by Ernst & Young LLP, which is set forth as Exhibit A to this Report.

Intel and the Intel logo, Intel Atom, Intel Core, Intel Xeon, Intel Xeon Phi, Celeron, Curie, Itanium, Pentium, Quark, Thunderbolt, and XMM are trademarks of Intel Corporation or its subsidiaries in the U.S. and/or other countries.

Exhibit A

Report of Independent Accountants

Board of Directors and Stockholders of Intel Corporation

We have examined whether the design of Intel Corporation’s (the “Company”) due diligence framework as set forth in the Design of Conflict Minerals Program section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2015, is in conformity, in all material respects, with the criteria set forth in the Organisation of Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition 2013, (“OECD Due Diligence Guidance”), and whether the Company’s description of the due diligence measures it performed, as set forth in Description of Due Diligence Measures Performed section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2015, is consistent, in all material respects, with the due diligence process that the Company undertook.

Management is responsible for the design of the Company’s due diligence framework and the description of the Company’s due diligence measures set forth in the Conflict Minerals Report, and performance of the due diligence measures. Our responsibility is to express an opinion on the design of the Company’s due diligence framework and on the description of the due diligence measures the Company performed, based on our examination. Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the standards applicable to attestation engagements contained in Government Auditing Standards, issued by the Comptroller General of the United States, and, accordingly, included examining, on a test basis, evidence about the design of the Company’s due diligence framework and the description of the due diligence measures the Company performed, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Our examination was not conducted for the purpose of evaluating:

•	The consistency of the due diligence measures that the Company performed with either the design of the Company’s due diligence framework or the OECD Due Diligence Guidance

•	The completeness of the Company’s description of the due diligence measures performed

•	The suitability of the design or operating effectiveness of the Company’s due diligence process

•	Whether a third party can determine from the Conflict Minerals Report if the due diligence measures the Company performed are consistent with the OECD Due Diligence Guidance

•	The Company’s reasonable country of origin inquiry (RCOI), including the suitability of the design of the RCOI, its operating effectiveness, or the results thereof

•	The Company’s conclusions about the source or chain of custody of its conflict minerals, those products subject to due diligence, or the DRC Conflict Free status of its products

Accordingly, we do not express an opinion or any other form of assurance on the aforementioned matters or any other matters included in any section of the Conflict Minerals Report other than the design of the Company’s due diligence framework as set forth in the Design of Conflict Minerals Program section and the Company’s description of the due diligence measures it performed, as set forth in the Description of Due Diligence Measures Performed section referenced in the first paragraph above.

In our opinion, the design of the Company’s due diligence framework for the reporting period from January 1 to December 31, 2015, as set forth in the Design of Conflict Minerals Program section of the Conflict Minerals Report is in conformity, in all material respects, with the OECD Due Diligence Guidance, and the Company’s description of the due diligence measures it performed as set forth in the Description of Due Diligence Measures Performed section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2015, is consistent, in all material respects, with the due diligence process that the Company undertook.

/s/ Ernst & Young LLP

Portland, Oregon

May 19, 2016